Pricing Supplement dated December 14, 1999             Rule 424(b)(3)
(To Prospectus dated September 3, 1998 and             File No. 333-60913
Prospectus Supplement dated September 3, 1998)

                      TOYOTA MOTOR CREDIT CORPORATION

                      Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount: $200,000,000            Trade Date: December 14, 1999
Issue Price: See "Plan of Distribution"   Original Issue Date: December 17, 1999
Initial Interest Rate:  See "Additional   Net Proceeds to Issuer:$200,000,000
 Terms of the Notes - Interest"           Principal's Discount
Interest Payment Period: Quarterly          or Commission: 0.0%
Stated Maturity Date: January 12, 2001

________________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [ ]  Regular Floating Rate Note         [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [X]  Other Floating Rate Note                  (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
             [ ]  Eleventh District Cost of Funds Rate   [ ]  Federal Funds Rate
             [X]  LIBOR     [ ]  Treasury Rate        [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [x]  Telerate Page: 3750

     Initial Interest Reset Date: April 12, 2000      Spread (+/-): -0.08%
     Interest Rate Reset Period: Quarterly            Spread Multiplier:  N/A
     Interest Reset Dates: Each January 12, April 12, Maximum Interest Rate: N/A
        July 12  and October 12
     Interest Payment Dates: Each January 12,         Minimum Interest Rate: N/A
        April 12, July 12 and October 12,             Index Maturity: See
        commencing April 12, 2000                       "Additional Terms of
                                                         the Notes - Interest"
                                                      Index Currency:
                                                         U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from                    to
     [X]  Actual/360 for the period from December 17, 1999 to January 12, 2001
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ]  The Notes may be redeemed prior to Stated Maturity Date.
          Initial Redemption Date: N/A
          Initial Redemption Percentage:    N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

                            ___________________________
                               Merrill Lynch & Co.

                              FURTHER AUTHORIZATIONS

          On September 13, 1999, in supplement to the $2,031,395,000 aggregate principal amount(or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of September 3, 1998, TMCC authorized the offer and issuance from time to time of an additional $800,000,000 aggregate principal amount of its Medium-Term Notes. Accordingly, notwithstanding anything to the contrary in the Prospectus Supplement dated September 3, 1998 (the "Prospectus Supplement"), the aggregate principal balance of Medium-Term Notes issued prior to the Prospectus Supplement plus those which may be offered from time to time from and after the date of the Prospectus Supplement may equal up to $9,800,000,000 (except that with respect to Medium-Term Notes sold at a discount to face, the initial offering price will be used, and with respect to Medium-Term Notes issued at a premium to face, the face amount shall be used).

                          ADDITIONAL TERMS OF THE NOTES

Interest

          The Index Maturity for the initial Interest Calculation Period (commencing on the Original Issue Date) will be four months. The Index Maturity for all subsequent Interest Calculation Periods will be three months.

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be 6.05% (which is LIBOR determined on December 15, 1999 minus 0.08%).


Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc (the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.00% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

          Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.